Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces

Expansion and Extension of Stock Repurchase Program

For Further Information Contact:

COLMAR, PENNSYLVANIA Colmar, Pennsylvania (May 20, 2014) – Dorman Products, Inc. (NASDAQ:DORM) (the “Company”) today announced that its Board of Directors has approved an expansion and extension to the Company’s on-going share repurchase program. Under this expansion, the Board of Directors has authorized an increase to the share repurchase program from $10 million to $30 million. As of May 16, 2014, the Company has purchased 22,600 shares at a total cost of $1.24 million. In connection with the expansion, the Board of Directors has extended the expiration date of the share repurchase program from year-end 2014 to May 31, 2015. Under this program, share repurchases may be made from time to time depending on market conditions, share price and availability and other factors at the Company’s discretion.

The Company’s repurchase of shares will take place in open market transactions in accordance with applicable securities and other laws, including the Securities Exchange Act of 1934. The Company intends to finance the purchase using its available cash and cash equivalents. The Board may modify, suspend, extend or terminate the repurchase program at any time.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman® OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the repurchase program. These statements are neither promises or guarantees and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, including, without limitation, risks relating to the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program; and other risks described in the Company’s filings with the SEC.